Exhibit (g)(1)
DOMESTIC CUSTODY AGREEMENT
BETWEEN
NETS TRUST
AND
JPMORGAN CHASE BANK, N.A.

Table of contents

Domestic Custody Agreement	1

1. Intention of the Parties; Definitions	1
1.1 Intention of the Parties	1
1.2 Definitions	1

2. What Bank is Required to Do	3
2.1 Set Up Accounts	3
2. 2Cash Account	3
2.3 Segregation of Assets; Nominee Name	4
2.4 Settlement of Transactions	4
2.5 Contractual Settlement Date Accounting	4
2.6 Actual Settlement Date Accounting	5
2.7 Income Collection (AutoCredit®)	5
2.8 Miscellaneous Administrative Duties	6
2.9 Corporate Actions	6
2.10 Class Action	7
2.11 Proxies	7
2.12 Statements of Account	8
2.13 Access to Bank’s Records	8
2.14 Tax Relief Services	8
2.15 Supervision	9

3. Instructions	9
3.1 Acting on Instructions; Method of Instruction and Unclear Instructions	9
3.2 Verification and Security Procedures	9
3.3 Instructions Contrary to Law/Market Practice	10
3.4 Cut-Off Times	10
3.5 Electronic Access	10

4. Fees, Expenses and Other Amounts Owing to Bank	10
4.1 Fees and Expenses	10
4.2 Overdrafts	11

5. Securities Depositories	11
5.1 Use of Securities Depositories	11

6. Additional Provisions Relating to Customer	12
6.1 Representations of Customer and Bank	12
6.2 Customer to Provide Certain Information to Bank	13
6.3 Customer is Liable to Bank Even if it is Acting for Another Person	13

7. When Bank is Liable to Customer	13
7.1 Standard of Care; Liability	13
7.2 Force Majeure	15
7.3 Bank May Consult With Counsel	15
7.4 Bank Provides Diverse Financial Services and May Generate Profits as a Result	15
7.5 Assets Held Outside Bank’s Control	16
7.6 Ancillary services	16

8. Taxation	16
8.1T ax Obligations	16
8.2Tax Relief Services	17

9. Termination	17
9.1 Term and Termination	17
9.2 Exit Procedure	18

10. Miscellaneous	18
10.1 Notices	18
10.2 Successors and Assigns	19
10.3 Interpretation	19
10.4 Entire Agreement	19
10.5 Insurance	19
10.6 Security Holding Disclosure	19
10.7 USA PATRIOT Act Disclosure	19
10.8 Governing Law and Jurisdiction	20
10.9 Severability; Waiver; and Survival	20
10.10 Confidentiality	20
10.11 Counterparts	21
10.12 No Third Party Beneficiaries	21
10.13Use of Names	21
10.14 Records	21
10.15 Additional Portfolios	22

SCHEDULE 1 Persons Authorized To Give Instructions	23
SCHEDULE 2 Authorized Fund Managers/Advisers	24
APPENDIX A TO SCHEDULE 2 Specimen Fund Manager Mandate	25
SCHEDULE 3 Electronic Access	27
EXHIBIT 1 TO SCHEDULE 3 Products	29

Domestic Custody Agreement
This Agreement, dated February 26, 2008, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Bank”), with a place of business at 4 New York Plaza, New York, New York, 10004; and NETS Trust (“Customer”), a Maryland business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with a place of business at 50 South LaSalle Street, Illinois, Chicago 60603, severally and for and on behalf of certain of its respective portfolios listed on Appendix A hereto (each a “Fund”) as the same may be amended from time to time.
1. Intention of the Parties; Definitions
1.1	Intention of the Parties
(a)	This Agreement sets out the terms on which Bank will be providing custodial, settlement and other associated services to the Customer. Bank will be responsible for the performance of only those duties set forth in this Agreement.

(b)	The Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services under this Agreement.

(c)	It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and eligible for deposit in a U.S. Securities Depository.
1.2	Definitions

As used herein, the following terms have the meaning hereinafter stated.
     “Account” has the meaning set forth in Section 2.1 of this Agreement.
     “Affiliate” means an entity that controls, controlled by, or under common control with, Bank.
     “Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgement, order, formal interpretation or ruling issued by a court or governmental entity.
     “Authorized Person” means any person who has been designated by written notice from the Customer in the form of Schedules 1 or 2 as the case may be (or by written notice in the form of Appendix A to Schedule 2 from any agent designated by the Customer under this Agreement, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as Bank receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

     “Bank Indemnitees” means Bank and its nominees, directors, officers, employees and agents.
     “Cash Account” has the meaning set forth in Section 2.1(a)(ii).
     “Confidential Information” means and includes all non-public information concerning the Customer or the Accounts which Bank receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than Bank’s breach of the terms of this Agreement or information which Bank obtains on a non-confidential basis from a person who is not subject to any obligation of confidence to any person with respect to that information.
     “Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include rights with respect to class action litigation or proxy voting.
     “Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.
     “Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate or a Securities Entitlement. “Financial Asset” does not include cash.
     “Instruction” means an instruction that has been verified in accordance with a Security Procedure or an instruction received by Bank in accordance with the procedures that may be established by Customer and Bank from time to time.
     “Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).
     “Securities” means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.
     “Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited under this Agreement.
     “Securities Depository” means any securities depository, dematerialized book entry system or similar system.
     “Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Assets as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

     “Security Intermediary” means Bank, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.
     “Security Procedure” has the meaning set forth in Section 3.2(a).
All terms in the singular will have the same meaning in the plural unless the context otherwise provides and vice versa.
2. What Bank is Required to Do
2.1	Set Up Accounts
(a)	Bank will establish and maintain the following accounts (“Accounts”):
(i)	one or more Securities Accounts in the name of Customer for Financial Assets, which may be received by or on behalf of Bank for the account of Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of Customer (“Cash Account”) for any and all cash received by or on behalf of Bank for the account of Customer.
(b)	At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement:
(i)	in accordance with the provisions of an agreement among Customer and a broker-dealer (registered under the Securities and Exchange Act of 1934 (“Exchange Act”) and a member of the National Association of Securities Dealer, Inc. (“NASD”), or any futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization, regarding escrow or other arrangements in connection with transactions by Customer;

(ii)	for the purpose of segregating cash or Financial Assets with options purchased or sold by Customer; and

(iii)	for any other corporate purposes as per the Instruction of an Authorized Person.
2.2	Cash Account
(a)	Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank in which cash shall not be subject to withdrawal by check or draft. Funds credited to the Cash Account will be transferred by Bank by means of Instruction (“payment order”) to a Bank administrator assigned to Customer. Payment orders and Instructions seeking to cancel payment orders or to amend payment orders shall be verified in accordance with a Security Procedure or, if no Security

Procedure is applicable, Bank may execute or pay payment orders issued in Customer’s name which Bank believes in good faith to have been given by an Authorized Person.

(b)	Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if Bank does not receive final payment in a timely manner. Bank will notify Customer promptly of any such reversal.
2.3	Segregation of Assets; Nominee Name
(a)	Bank will identify in its books that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

(b)	Bank is authorized, in its discretion:
(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank in bearer form;

(ii)	to hold Financial Assets in or deposit Financial Assets with any Securities Depository or settlement system;

(iii)	to hold Financial Assets in omnibus accounts and to accept delivery of Financial Assets of the same class and denomination as those deposited with Bank; and

(iv)	to register in the name of Customer, Bank, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.
2.4	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, Bank will use reasonable care and act in accordance with Instructions with respect to the settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, unless otherwise directed by Customer, the risk of loss will be Bank’s for all transactions for which delivery versus receipt is the prevailing standard of the market if Bank makes delivery before receipt, and the risk of loss will be Customer’s whenever Bank makes delivery in accordance with the prevailing standard of the market or when directed by Customer. the risk of loss will be borne by Customer whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement and will notify Customer of such failure.

2.5	Contractual Settlement Date Accounting
(a)	Should Customer request to have Bank’s Contractual Settlement Date Accounting Service, Bank will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where Bank generally offers contractual settlement date accounting.

(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the transaction if not already delivered.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Assets that are awaiting receipt until Bank actually receives them.
Upon request, Bank shall provide Customer with a list of those markets for which it provides contractual settlement date accounting. Bank may add markets to or remove markets from this list upon notice to Customer that is reasonable in the circumstances. Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.
(b)	Bank may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement, upon notice to Customer, in cases where Bank reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.
2.6	Actual Settlement Date Accounting

With respect to any settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and cleared by Bank.

2.7	Income Collection (AutoCredit®)
(a)	Bank will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify Customer of such information.

(b)	Bank will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by Bank or any third party (“AutoCredit”). Bank may reverse AutoCredit credits upon oral or written notification to Customer if Bank believes that the corresponding payment will not be received by Bank within a reasonable period or the credit was incorrect.

(c)	In markets where Bank does not provide an AutoCredit service, income on Financial Assets (net of any taxes withheld by Bank or any third party) will be credited only after actual receipt and reconciliation.

(d)	Bank will make good faith efforts to timely contact appropriate parties to collect unpaid interest, dividends, tax reclaims or redemption proceeds and notify Customer of the late payment.
2.8	Miscellaneous Administrative Duties
(a)	Until Bank receives Instructions to the contrary, Bank will:
(i)	present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.
(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action, Bank will credit Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and Customer shall relinquish to Bank its interest in such fractional interests.
2.9	Corporate Actions
(a)	Bank will notify Customer of any Corporate Action of which information is either (i) received by it to the extent that Bank’s central corporate actions department has actual knowledge of the Corporate Action in time to notify its customers in a timely manner; or (ii) published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank also will notify Customer of any class action litigation for which information is received by Bank’s central corporate actions department. Bank shall not be liable for any Liabilities arising out of Bank’s failure to identify Customer’s interest in any class action litigation unless Bank’s failure to notify Customer results from Bank’s negligence, bad faith or willful misconduct.

(b)	Bank will use commercially reasonable efforts as would be expected of a professional custodian to carry out Customer’s Instructions in relation to such Corporate Actions to the extent circumstances permit. If the Customer fails to provide Bank with timely Instructions with respect to any Corporate Action, neither Bank nor its nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

(c)	Notices of Corporate Actions and class actions dispatched to Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to Customer for any loss that may result from relying on such notice.
2.10	Class Action

Any notices received by Bank’s corporate actions department about settled securities class actions that require action by affected owners of the underlying Financial Assets will be promptly sent to Customer if Bank, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant security in custody with Bank at the relevant time.

2.11	Proxies
(a)	Bank will monitor information distributed to holders of Financial Assets (“Notifications”) about upcoming shareholder meetings, promptly notify Customer of such information and, subject to Section 2.11(f), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”). If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank’s only obligation will be to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an “information only” basis.

(b)	Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer and shall not be obliged to vote. It is Customer’s obligation to monitor the agreed means of providing Notifications to determine if new Notifications have been received.

(c)	Bank reserves the right to provide Notifications or parts thereof in the language received. Bank will attempt in good faith to provide accurate and complete Notifications, whether or not translated.

(d)	Customer acknowledges that Notifications and other information furnished pursuant to the Proxy Voting Service (“information”) are proprietary to Bank and that Bank owns all intellectual property rights, including copyrights and patents, embodied therein. Accordingly, Customer will not make any use of such information except in connection with the Proxy Voting Service.

(e)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by Bank on a case by case basis.

(f)	Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:
(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another Corporate Action;

(iii)	the Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; and

(iv)	local market regulations or practices, or restrictions by the issuer.
2.12	Statements of Account
(a)	Bank will provide Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. If agreed by the parties, statements of account will be accessed by Customer on-line. Otherwise, statements will be sent to Customer at times to be mutually agreed by the parties. Customer will review its statement of account and give Bank written notice of any suspected error or omission within a reasonable time of the date of the relevant suspected error or omission.

(b)	Customer acknowledges that information available to it on-line with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line.
2.13	Access to Bank’s Records
(a)	Bank will allow Authorized Persons of Customer’s auditors and independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer’s affairs. Bank shall with respect to each of the Customer’s investment portfolios create and maintain all records relating to its activities and obligations under this Agreement, which the Bank is, or may be, required to create and maintain in accordance with laws, rules and regulations applicable to Bank, during and after the term thereof. Bank shall maintain such records for at least six (6) years or for such longer period as Bank and the Customer may mutually agree, or as otherwise required by Applicable Law.

(b)	Upon the request of Customer, Bank shall provide the latest copy of the audit report of its independent accounts of the Bank’s systems of internal accounting controls pursuant to requirements of the Statement of Auditing Standards No. 70 report as issued by the American Institute of Certified Public Accountants, as it may be amended from time to time.

(c)	Bank will, upon reasonable written notice, allow Customer reasonable access during normal working hours to the records of Bank relating to the Accounts. Bank may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available.
2.14	Tax Relief Services

Bank will provide tax relief services as provided in Section 8.2.

2.15	Supervision

Bank shall supervise the performance by its employees or agents of custodial services provided in connection with this Agreement. Bank shall provide appropriate training for employees and implement supervisory procedures for all services provided hereunder by its agents and employees.
3. Instructions
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions
(a)	Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instruction.

(b)	Customer will where reasonably practicable use automated and electronic methods of sending Instructions.

(c)	Bank shall promptly notify an Authorized Person if Bank determines that an Instruction does not contain all information reasonably necessary for Bank to carry out the Instruction or if Bank reasonably believes that it has received an instruction from a person other than an Authorized Person. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation.

(d)	In executing or paying a payment order, Bank may rely upon the identifying number (e.g., Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer’s name.
3.2	Verification and Security Procedures
(a)	Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked “Confirmation.” Bank and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an instruction and/or by Bank upon the receipt of an instruction, so as to enable Bank to verify that such instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(b)	Bank and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c)	Either party may record any of their telephone communications.
3.3	Instructions Contrary to Law/Market Practice

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice and Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. Bank will notify Customer as soon as reasonably practicable if it does not act upon an Instruction in reliance upon this Section.

3.4	Cut-Off Times

Bank has established cut-off times for receipt of certain categories of Instructions, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

3.5	Electronic Access

Access by Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 3.
4. Fees, Expenses and Other Amounts Owing to Bank
4.1	Fees and Expenses

Customer will pay Bank for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with Bank’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. The Bank will invoice the Customer for amounts owing to it. The Bank will be entitled to deduct amounts owing to it from the Cash Account if Customer has not objected to the invoice within sixty (60) days of the date of the invoice (or such other period as the parties may agree in writing). If Customer disputes an invoice, it shall nevertheless pay, or allow the Bank to deduct, only such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to Bank’s other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as Bank may reasonably determine.

4.2	Overdrafts

If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the rate of Federal Funds plus 200 basis points from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Cash Account.

4.3	Bank’s Right Over Securities; Set-off
(a)	Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this Agreement, whether or not matured or contingent (“Indebtedness”).

(b)	Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any Indebtedness the credit balance of any of Customer’s accounts (whether deposit or otherwise) with any branch or office of Bank or with any Affiliate of Bank of which Customer is the beneficial owner. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits. Bank will notify Customer in advance of any such charge unless Bank reasonably believes that it might prejudice its interests to do so and, in such event, Bank will notify Customer promptly afterwards.

(c)	Notwithstanding Sections 4.3(a) and (b) above, all obligations of the Customer under this Agreement, including Bank’s right to set-off, shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.
5. Securities Depositories
5.1	Use of Securities Depositories
(a)	Bank may deposit Financial Assets with, and hold Financial Assets in any Securities Depository that meets the requirements of Rule 17f-4 of the 1940 Act on such terms as such Securities Depository customarily operates and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial

Assets in such Securities Depository. The books and records of Bank shall at all times identify those Financial Assets belonging to any one or more Funds which are maintained in a Securities Depository.

(b)	Bank shall pay for Financial Assets purchased for the Account of a Fund upon receipt of advice from the Securities Depository that such Financial Assets have been credited to the account of Bank in accordance with the rules of the Securities Depository, and the making of an entry on the records of Bank to reflect such payment and transfer for the Account of such Fund. Bank shall transfer Financial Assets sold for the Account of a Fund only upon receipt of advice from the Securities Depository that payment for such Financial Assets has been credited to the account of Bank in accordance with the rules of the Securities Depository, and the making of an entry on the records of Bank to reflect such transfer and payment for the Account of such Fund.

(c)	Bank is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make good faith efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action. Bank shall be liable to Customer for any loss or damage to Customer resulting from Bank’s use of a Securities Depository by reason of any negligence, or willful misconduct of Bank or any of its agents (for avoidance of doubt, a Securities Depository is not an agent of the Bank) or of any of their employees.
6. Additional Provisions Relating to Customer
6.1	Representations of Customer and Bank
(a)	Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money (both any short term or intraday borrowings in order to settle transactions prior to receipt of covering funds) and grant a lien over Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) Bank may rely upon the certification of such other facts provided by an Authorized Person as may be required to administer Bank’s obligations under this Agreement; and (v)it is a resident of the U.S. and shall notify Bank of any changes in residency.

(b)	Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms, and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement. Customer may rely upon the above or the certification of such other facts as may be required for Customer to administer its obligations hereunder.
6.2	Customer to Provide Certain Information to Bank

Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.

6.3	Customer is Liable to Bank Even if it is Acting for Another Person

If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash or Financial Asset, Bank nevertheless will exercise reasonable care in treating Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account, in the absence of negligence or willful misconduct by Bank, its employees or agents. The foregoing will not affect any rights Bank might have against Customer’s principal.

6.4	Several Obligations of the Funds

This Agreement is executed on behalf of the Board of Trustees of Customer as Trustees and not individually and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders personally but are binding only upon the assets and property of the Funds. With respect to the obligations of each Fund arising hereunder, Bank shall look for payment or satisfaction of any such obligation solely to the assets of the Fund to which such obligation relates as though Bank had separately contracted by separate written instrument with respect to each Fund, and in no event shall Bank have recourse, by set-off or otherwise, to or against any assets of any other Fund.

7. When Bank is Liable to Customer
7.1	Standard of Care; Liability
(a)	Bank will use reasonable care in performing its obligations under this Agreement.

(b)	Bank will be liable for Customer’s direct damages to the extent they result from Bank’s fraud, negligence, willful misconduct or bad faith in performing, or failing to perform, its duties as set out in this Agreement. Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance under this Agreement, or Bank’s role as custodian.

(c)	Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, provided Bank Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question, or (ii) any Bank Indemnitees’ status as a holder of record of Customer’s Financial Assets provided that Bank uses reasonable care to provide prompt notice to Customer of the circumstances and all pertinent facts related to the claim for indemnification.

(d)	Without limiting Subsections 7.1(a), (b) or (c), Bank will have no duty or responsibility to:
(i)	question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions;

(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets;

(iii)	advise Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; or

(iv)	evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash.
(e)	If Customer acknowledges in writing that Bank is entitled to indemnification, the Customer shall have the option to defend Bank against any claim which may be the subject of this indemnification, and in the event that the Customer so elects, it will so notify Bank, and thereupon Customer shall take over complete defense of the claim. In the event Customer elects to assume the control of the defense of the claim, Bank may participate in such proceeding and retain additional counsel but shall bear all fees and expenses of such retention of such counsel, unless (i) Customer specifically authorized the retention of such counsel, or (ii) if Customer and Bank agree that the retention of such counsel is required as a result of a conflict of interest. In the event Customer assumes control of any proceeding, Customer shall keep Bank notified of the progress of such proceeding and, upon request, consult with Bank and counsel. Customer will, upon request by Bank, either pay in the first instance or reimburse Bank for any expense subject to indemnity hereunder. Customer shall not settle or compromise any proceeding without the prior written consent of Bank unless (i) such settlement or compromise involves no admission of guilt, wrongdoing, or misconduct by Bank, (ii) such settlement or compromise does not impose any obligations or restrictions on Bank other than obligations to pay money that are subject to indemnity under this Agreement and (iii) Customer shall have paid or made arrangements satisfactory to Bank for payment of amounts payable by Bank in connection with such settlement. Bank shall in no case confess any claim or make any compromise in any case in which Customer will be asked to indemnify Bank except with the Customer’s prior written consent.
7.2	Force Majeure

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. Bank will have no liability, however, where Bank has otherwise exercised reasonable care, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except by Bank Indemnitees), malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence or wilful misconduct in selecting, operating or maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including, without limitation, the non-availability of appropriate foreign exchange) provided that Bank has notified Customer promptly when it becomes aware of a specific occurrence or event and, subject to the circumstances, has used commercially reasonable efforts as would be expected of a professional custodian to resolve the adverse effects of the specific occurrence or event.

7.3	Bank May Consult With Counsel

Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and shall not be liable to Customer for any action reasonably taken or omitted in good faith pursuant to such advice; provided that, upon customer’s request and subject to the consent to disclose from the professional advisers, Bank shall promptly make available to Customer the relevant written opinions from such advisers

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result
(a)	Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Accounts or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may:
(i)	act as a market maker in the Financial Assets to which the Instructions relate;

(ii)	provide brokerage services to other customers;

(iii)	act as financial adviser to the issuer of such Financial Assets;

(iv)	act in the same transaction as agent for more than one customer;

(v)	have a material interest in the issue of the Financial Assets; or

(vi)	earn profits from any of the activities listed herein.

(b)	Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information except as otherwise required by the performance of its duties under this Agreement.
7.5	Assets Held Outside Bank’s Control

Bank is authorized, when directed to do so by Customer, to hold Financial Assets at third parties and to register Financial Assets in broker “street name” or in the name of other third parties (or their nominees). Notwithstanding Section 7.1, Bank shall have no liability for any loss of Financial Assets or other damages resulting from holding or registering Financial Assets as so directed by the Customer.

7.6	Ancillary services

Bank may use third parties to provide ancillary services (i.e., services that do not form part of the custody services contained in Article 2 and which include without limitation courier or pricing services). While Bank will use reasonable care in the selection and retention of such third parties, it will not be responsible for any errors or omissions made by such third party in providing the relevant services.
8. Taxation
8.1	Tax Obligations
(a)	Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b)	Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from:
(i)	the inaccurate completion of documents by Customer or any third party;

(ii)	the provision to Bank or a third party of inaccurate or misleading information by Customer or any third party;

(iii)	the withholding of material information by Customer or any third party; or

(iv)	any delay by any revenue authority or any other cause beyond Bank’s control.
(c)	If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, U.S. non-resident alien tax and/or backup withholding tax).

(d)	Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that Bank will be responsible for any penalty or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.
8.2	Tax Relief Services
(a)	Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time to time set minimum thresholds as to a de minimis value of tax relief claims or reduction of withholding which it will pursue in respect of income payments under this Section 8.2.

(b)	The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets in the Account or the payment of income.

(c)	Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which this tax relief service is offered. Other than as expressly provided in this Section 8.2, Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.
9. Termination
9.1	Term and Termination
(a)	The initial term of this Agreement shall be for a period of three (3) years (“Initial Term”) following the date on which Bank commenced providing services under the Agreement. Following the Initial Term, Customer may terminate this Agreement on sixty (60) days’ written notice to Bank. Bank may terminate this Agreement on one hundred and eighty (180) days’ written notice to Customer.

(b)	Notwithstanding Section 9.1(a):
(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days of that party being given written notice of the material breach;

(ii)	Bank may terminate this Agreement on sixty (60) days’ written notice to Customer in the event that Bank reasonably determines that Customer has ceased to satisfy Bank’s customary credit requirements; and

(ii)	Customer may terminate this Agreement at any time during the Initial Term on sixty (60) days’ written notice to Bank upon payment of a termination fee. The termination fee will be an amount equal to thirty six (36) minus the number of months elapsed since the date the Bank commenced providing services under this Agreement times the average monthly fees paid during the six month period prior to Customer’s notice of termination, or since the date Bank commenced providing services under this Agreement if that period is less than six months.
9.2	Exit Procedure

Customer will provide Bank full details of the persons to whom Bank must deliver Financial Assets and cash a reasonable period before the effective time of termination of this Agreement. If Customer fails to provide such details in a timely manner, Bank shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to successor custodian, but Bank may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that Bank is unwilling to assume any related credit risk. Upon reasonable prior notice to Customer, Bank will be entitled to deduct any amounts owing to it by Customer prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled, following written notice to Customer, to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it reasonably incurs in delivering Financial Assets upon termination, except where Bank has terminated this Agreement without cause. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination. Notwithstanding anything herein to the contrary, if either the Fund Services Agreement or the Agency Services Agreement is terminated then this Agreement shall automatically terminate on the date that the Fund Services Agreement or Agency Services Agreement terminates.
10. Miscellaneous
10.1	Notices

Notices (other than Instructions) under this Agreement will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice to

Customer shall be sent to the attention of Craig Carberry, Esq. Notice will not be deemed to be given unless it has been received.
10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding this prohibition, Customer may assign the right to recover losses to its insurer, investment manager or its affiliates that pay for losses sustained by Customer.

10.3	Interpretation

Headings are for convenience only and are not intended to affect interpretation. References to articles and sections are to articles and sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4	Entire Agreement

This Agreement, including the Schedules, Exhibits and any riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5	Insurance

Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of Customer. Bank will, however, provide details of its own general insurance coverage to Customer on request.

10.6	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.7	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures require Bank to obtain certain information (“identifying information”) from Customer or on some occasions from third parties regarding Customer. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Bank.

10.8	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.

10.9	Severability; Waiver; and Survival
(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under Sections 2.9(a), 2.10, 3.1(a), 5.1(c), 6.3, 6.4, 7.1, 9.2 and 10.10 of this Agreement shall survive its termination.
10.10	Confidentiality
(a)	Subject to Section 10.10(b), Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required and permitted by Applicable Law, a regulator with jurisdiction over Bank’s business, or with the consent of Customer.

(b)	Customer authorizes Bank to disclose Confidential Information to:
(i)	any subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that Bank believes it is reasonably required in connection with Bank’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.
(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement in confidence.
10.11	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.12	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Notwithstanding this prohibition, this shall not limit the right to recover losses sustained by Customer, by its insurer, investment manager or its affiliates who have paid for such losses.

10.13	Use of Names

The Customer shall not use Bank’s name in any offering material, shareholder report, advertisement or other material relating to the Customer, other than for the purpose of merely identifying and describing the functions of Bank hereunder, in a manner not approved by Bank in writing prior to such use; provided, however, that Bank shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Bank shall not use Customer’s name, specifically the names “NETS” and “Northern,” in any offering material, shareholder report, advertisement or other material relating to the Bank, other than for the purpose of merely identifying and describing the functions of Customer hereunder, in a manner not approved by Customer in writing prior to such use; provided, however, that Customer shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

10.14	Records

Bank shall with respect to each of the Customer’s investment portfolios create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet Bank’s obligations as custodian of Customer in accordance with Section 31 and Rules 31a-1 and 31a-2 of the 1940 Act.. All such records shall be the property of Customer and shall at all times during the regular business hours of Bank be open for inspection by duly authorized officers, employees or agents of Customer and employees and agents of the

Securities and Exchange Commission. Bank shall, at Customer’s request, supply Customer with a tabulation of securities owned by each portfolio and held by Bank and shall, when requested to do so by Customer and for such compensation as shall be agreed upon between Customer and Bank, include certificate numbers in such tabulations.

10.15	Additional Portfolios

In the event that Customer establishes additional series of shares with respect to which it desires to have Bank render services as custodian under the terms hereof, it shall so notify Bank in writing, and if Bank agrees in writing to provide such services, such series of shares shall become a Fund hereunder.

NETS TRUST severally and on behalf of each Fund Listed on Appendix A		JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael A. Vardas	By:	/s/ Ellen E. Crane
Name:	Michael A. Vardas	Name:	Ellen E. Crane
Title:	President	Title:	Executive Director
Date:	February 26, 2008	Date:	February 26, 2008

SCHEDULE 1
Persons Authorized To Give Instructions

Full Name and Official		Limitation in	Telephone	Specimen
Position	Method of Instruction*	Authority**	Number	Signature

Signed for and on behalf of the Customer by:
Signature:
Name:
Position:

*	i.e., writing, telephone or facsimile

SCHEDULE 2
Authorized Fund Managers/Advisers
Persons authorized as fund managers will also have to complete an authority in similar form to Schedule 2, but with some additional wording. A specimen copy is attached as Appendix A.

Full name of Fund		Accounts for	Limitation in
Manager/Adviser	Address	which authorized*	Authority

Signature:
Name:
Position:
*

* If left blank, the Fund Manager is authorized to give instructions on all accounts.

APPENDIX A TO SCHEDULE 2
Specimen Fund Manager Mandate

TO:	JPMORGAN CHASE BANK, N.A. DOMESTIC CUSTODY DIVISION
DATE:
Dear Sirs,
Re: Domestic Custody for (the “Customer”).
We represent that we have been appointed by the Customer as its fund manager for the account(s) listed below and that we have full authority from the Customer to give instructions in respect of all transactions relating to the account(s). We agree to indemnify and hold JPMorgan harmless for any losses, costs or liabilities it or its agents incur as a result of any breach of this representation.
We set out the names and specimen signatures of those individuals authorized by us to operate accounts and give instructions on behalf of the Customer in respect of the account(s).
JPMorgan may accept and act on any instructions that have been verified in accordance with a Security Procedure, as defined in the Domestic Custody Agreement between JPMorgan and the Customer, or, if no such Security Procedure is applicable, which JPMorgan believes in good faith to have been given by one of those individuals listed below.
We acknowledge that JPMorgan may record our telephone conversations and agree to ensure that any codes, passwords or similar devices are reasonably safeguarded.
Unless specified otherwise, all persons authorized to give instructions shall be authorized to give instructions in respect of all securities and cash accounts, and shall be authorized to give instructions notwithstanding that they may result in an overdraft on any cash account.
Signed for and on behalf of [Name of Fund Manager]
Signature:
Name:
Position:
Evidence of Authority to sign this Letter is enclosed:

ACCOUNT(S) COVERED BY THIS MANDATE:

Full Name and		Limitation in	Telephone	Specimen
Official Position	Method of Instruction*	Authority**	Number	Signature

*	i.e., writing, telephone or facsimile

SCHEDULE 3
Electronic Access
1. The Bank shall permit the Customer and its Authorized Persons to access electronically the applications and products listed on Exhibit 1 to this Agreement (the “Products”). The Bank reserves the right to modify this Schedule 3 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to the Customer. The Bank shall endeavour to give the Customer reasonable notice of its termination or suspension of access hereunder to any Product, but may do so immediately upon written notice to the Customer if the Bank determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.
2. In consideration of the fees paid by the Customer to the Bank and subject to any applicable Software License Addendum in relation to Bank owned or sublicensed Software provided for a particular Application and Applicable Law, the Bank grants to the Customer on the terms of this Schedule 3 a non-exclusive license to use the Products and the information and data made available to the Customer through the Products (the “Data”) for the sole use of the Customer. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.
3. The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by the Bank’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”). If and to the extent that there is a conflict between the Product Terms and this Schedule 3, the provisions of this Schedule 3 shall prevail.
4. The Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by the Bank. The Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of the Customer, and the Bank disclaims all risks related thereto, notwithstanding that the Bank may recommend certain security and/or communication software packages. All such software must be interoperable with the Bank’s software. Each of the Customer and the Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.
5. Notwithstanding the other provisions of the Agreement, the Bank shall not be liable for any Liabilities arising out of the use or unavailability of the Bank’s web site or any means provided by the Bank of accessing the Products through the Bank’s web site in the absence of the Bank’s negligence, gross negligence or wilful misconduct.
6. The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.
7. The Customer shall promptly and accurately designate in writing to the Bank the geographic location of its users from time to time. The Customer further represents and warrants to the Bank that the Customer shall not access the service from any jurisdiction which the Bank informs the customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable the Bank to process the data set out therein for the purposes of providing the Products.
8. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 3.

EXHIBIT 1 TO SCHEDULE 3
Products
Browser based Applications:

Name of Application	Description
Accounting	Provides Internet-based access to verified accounting data and net asset values.

Accounting Statements	Enables Customer to download official financial statement reports and associated data files via the Internet.

ACH Initiation	Provides Internet based access to ACH transactions, allowing warehousing for a period in advance of the settlement date, interactive deletions, amount changes or account modifications.

Cash Balances and Transaction Reporting	Allows retrieval of information, review of transaction histories and determines cash flow for accounts with the Bank and other financial institutions worldwide in any currency.

Cash Concentration Reporting	Provides Internet-based access to cash concentration accounts supported by reports on deposit banks, divisions and locations.

Compliance	Provides internet-based compliance reporting according to client-defined criteria permitting the identification and resolution of violations to client investment guidelines.

Compliance File Upload	Permits third party compliance clients to send their portfolio details to the Bank. Compliance results are delivered via the internet-based compliance reporting application.

Continuous Linked Settlement	Allows users to monitor their Continuous Linked Settlement positions and individual trades via the Internet via a range of inquiry and reporting functions. Optional Continuous Linked Settlement transaction entry is also available.

Corporate Action Instructions	Provides Internet-based instruction capability for U.S. and global voluntary corporate actions together with intraday notifications of voluntary corporate action events.

DataXchange	A utility to reformat and translate data to enable integration between client systems and the Bank.

File Delivery / Messenger	Enables Customer to securely download report

Name of Application	Description
and/or custom data files using SSL encryption. Customer may also utilise the Bank’s Messenger software to schedule automated downloads.

Funds Transfer Initiation	Provides initiation of multi currency payments (through file import, use of free formats or templates) from accounts with the Bank and other financial institutions.

Funds Transfer Reporting	Provides Internet-based transaction reports for wires initiated through JPMorgan ACCESS as predefined (repetitive) and free-form transfers for accounts with the Bank and other financial institutions.

Inquiry and Customer Services	Provides Internet based access to funds transfer transaction details, initiation of investigations, receipt of responses and generation of analytical reports at any time.

Liquidity Reporting and Transaction Services	Provides cash concentration services via the Internet by facilitating the physical movement of funds from one account (subsidiary account) to another account (concentration account).

News & Reference	Provides Internet access to the Bank’s research reports together with global network information, financial news and market quotes.

Performance	Provides flexible Internet access to a security level, multi-currency performance measurement system. Customizable portfolio analytical and reporting capabilities include risk analysis, attribution analysis and “what-if” testing

Secure eMail	Provides a secure means for Customer to communicate online with Bank personnel.

Transaction Initiation	Provides Internet-based capability for entry and transmission of U.S. and global custody transactions.

Trustee and Fiduciary Services	Provides Internet-based capability for intra-day processing, reporting and enquiry for the Bank’s trustee and depository clients

Views Reporting / Portfolio Views	Provides Internet-based custody, accounting and securities lending reporting on an intra-day, close-of-business or historical basis. Bank clients may choose from standard board-room quality reports or create and save custom formats.

Software based Applications:

Name of Application	Description
Cash Decision Worksheet (CDW)	Provides the ability to integrate data from IM and CPS modules as well as importing transactions from the client’s account receivable/payment systems into a Microsoft Excel spreadsheet to allow customers to arrive at a more accurate cash position

Client Payment System (CPS)	Provides a global payment system that supports domestic and global wire transfer in multiple currencies, supporting both the Bank and multibank institutions around the world. Offers US ACH payments against pre-established accounts worldwide

FX Trader (CTS)	A real time foreign currency trading and payment system that offers the ability to initiate foreign currency wires and print foreign currency drafts.

General Ledger (G/L)	Provides automatic and manual posting of bank transactions to general ledger accounts. User-defined posting rules provide the ability to automatically assign general ledger account numbers to each bank reported transaction

Info-Xchange (CIO)	Provides the ability to transmit payment files to and receive confirmations from the Bank and required level of security for these files.

Infostation Administration	Permits the Customer to establish user access to the electronic banking services formerly known as Single Sign-on.

InfoStation InfoMatch	Provides a file comparison tool for comparing the Customer’s file records with an InfoStation Reporter file.

Infostation Query	Permits U.S. custody inquiry initiation, which allows for investigation of inquiries sent by the Customer to the Bank’s custody operations and/or the Bank’s Customer Service team. Provides the ability to follow the status of the investigation (formerly known as InfoQ).

Information Manager (IM)	Provides balance and transaction information retrieval in addition to storage and inquiry capabilities for multicurrency accounts with the Bank and other financial institutions worldwide.

InfoStation Reporter	Permits the Customer to access information related to global custody account holdings, transactions and cash records.

Name of Application	Description
Infostation Transaction Initiation	Permits the entry and transmission of U.S. and global custody transactions (formerly known as Transaction Entry).

TITAN (Trust Information Transaction Accounting Network)	Permits the Customer to access US domestic pension and custody account asset information, transaction records and cash projection information.

TITAN Trade Data Entry	Permits the Customer’s issuance of instructions relating to U.S. domestic securities and cash assets under an authentication protocol, via Cheetah communications software.

Transaction Reconciliation (Recon)	Offers the ability to match (reconcile) bank reported transactions to client transactions using a set of client specified criteria.

Xchange	Provides an interface between InfoStation Reporter data and industry standard portfolio management systems such as PAM and CAMRA.

Appendix A
NETS™ S&P/ASX 200 Index Fund (Australia)
NETS™ BEL 20® Index Fund (Belgium)
NETS™ Hang Seng China Enterprises Index Fund
NETS™ CAC40® Index Fund (France)
NETS™ DAX® Index Fund (Germany)
NETS™ Hang Seng Index Fund (Hong Kong)
NETS™ ISEQ 20® Index Fund (Ireland)
NETS™ TA-25 Index Fund (Israel)
NETS™ S&P/MIB Index Fund (Italy)
NETS™ TOPIX Index Fund (Japan)
NETS™ FTSE Bursa Malaysia 100 Index Fund
NETS™ AEX-index® Fund (The Netherlands)
NETS™ PSI 20® Index Fund (Portugal)
NETS™ RTS Index Fund (Russia)
NETS™ FTSE Singapore Straits Times Index Fund
NETS™ FTSE/JSE Top 40 Index Fund (South Africa)
NETS™ TAIEX Index Fund
NETS™ FTSE SET 30 Index Fund (Thailand)
NETS™ FTSE 100 Index Fund (United Kingdom)
NETS™ Dow Jones Wilshire 4500 Index Fund
NETS™ Dow Jones Wilshire Global ex-US Index Fund
NETS™ Dow Jones Wilshire Global Total Market Index Fund
NETS™ Tokyo Stock Exchange REIT Index Fund